Mark Byrne

Chairman

Mr. Guy Swayne
Chief Underwriting Officer- International

By Hand

Tuesday, July 17, 2007

Dear Guy,

We are pleased to offer you a two year secondment to our Swiss subsidiary, Flagstone Réassurance Suisse SA, as Chief Executive. This letter will outline the terms of the secondment. The terms of your employment at FSR Suisse are covered in the attached contract with that company.

1)	Relocation:

a.	The Company will pay all expenses for your family’s relocation from Bermuda to Switzerland, at the beginning of your secondment or later as you prefer.

b.	The Company will provide free temporary housing or a hotel in Martigny area for you, until such time is your family is ready to relocate.

c.	The Company will relocate you and your family to Bermuda at the end of your secondment.

d.
The Company will take such steps as are needed and reasonably within its power, to ensure that a place will be available for your daughter in Bermuda at a school satisfactory to you, at the end of the secondment.

2)
Transition:  During the first four months of employment the Employee is expected to spend approximately half time in the offices of the Company, will travel to and from Bermuda, according to the travel policies of the Company, as a Business expense. The purpose of this transition period is to facilitate the handover of previous responsibilities in Bermuda.

We will determine together who will exercise the functions, and hold the title, CUO- International, during the secondment. Your principal title (business card) will be CEO of FSRS.

3)	Benefits:

a.
As described in the contract, the Company will provide a housing allowance of CHF 7,000 per calendar month, during all months in which you have a lease or own a property in Switzerland, during the term of your secondment. This benefit will be taxable to you in Switzerland.

FLAGSTONE REINSURANCE HOLDINGS LIMITED 23 Church Street, Hamilton HM 11, Bermuda	Tel: +1-441-278-4300 Fax: +1-441-296-9879 info©flagstonere.bm www.flagstonere.bm

Mark Byrne

Chairman

b.
The Company will pay 80% of school expenses for your daughter in Switzerland, up to a maximum expense of CHF 20’000 per year paid by the Company. Depending on your choice of school this may be taxable or not to you in Switzerland.

c.	The Company will bear the expense of transporting your daughter to and from school.

4)	Your Bermuda contract:

a.	Your salary and Bonus under the Bermuda contract will be suspended during your term in Switzerland.

b.	Your Mortgage Subsidy under the Bermuda contract will continue while you are in Switzerland for up to two years.

c.	At the conclusion of your term in Switzerland, the Company will offer you (subject only to your not having resigned or been terminated for Cause), the following:

i.	A position in Bermuda equal to or senior to the position you are leaving for the secondment.

ii.	Full relocation as described above.

iii.	Equitable adjustment to your Bermuda salary for at least Bermuda inflation during your period of absence.

d.	Should the Company terminate your contract in Switzerland for any reason other than Cause, the Company obligations under this section will nonetheless still apply.

5)	2007 , 2008, and 2009 Bonus years:

a.	We will pay your 2007 Bonus for Bermuda work, on August 31, 2007.

b.	We will pay a partial year bonus in Switzerland in March 2008, according to the terms of that contract.

c.	Your 2008 Bonus will be paid in March 2009 in Switzerland.

d.	Your 2009 Bonus will be paid in Switzerland for the salary earned in Switzerland, upon your departure from Switzerland in August 2009.

e.	You will receive a Bonus for your work in Bermuda in Q4 2009, in March 2010 in Bermuda.

f.	The above assumes your secondment lasts the exact two years expected, failing which we will make equitable adjustment to the above.

Mark Byrne

Chairman

I hope you find these arrangements satisfactory, and we know you will make a fantastic contribution to the next chapter of Flagstone Réassurance Suisse SA! Please indicate your acceptance of these terms by countersigning this letter on or before July 31, 2007.

Yours Sincerely	Accepted:

/s/ Mark Byrne	/s/ Guy Swayne
Mark Byrne	Guy Swayne